FOR RELEASE ON OR AFTER:
December 15, 2014

CONTACT:    John Perino, VP Investor Relations
608-361-7501
john.perino@regalbeloit.com

Regal Beloit Corporation to Acquire Emerson’s Power Transmission Solutions Business

1.	Transformational Acquisition Broadens Portfolio and Strengthens Global Footprint

2.	Accretive to Earnings and Margins in 2015

BELOIT, WI - Regal Beloit Corporation (NYSE: RBC) today announced it has entered into a definitive agreement to acquire the Power Transmission Solutions business (“PTS”) of Emerson Electric Co. (NYSE:EMR) for approximately $1.4 billion comprised of $1.4 billion in cash plus $40 million of assumed liabilities.

“This acquisition will be transformational for Regal. PTS will broaden our portfolio, diversify our end market exposure and strengthen our global footprint,” commented Chairman and CEO Mark Gliebe. “PTS brings complementary products and well-known brands, but more importantly a very talented team who are experts in their markets as well as very strong operators. We are excited to have PTS as part of the Regal family and we look forward to growing with them in our future.”

PTS is a global leader in highly engineered power transmission products and solutions. The business manufactures, sells and services bearings, couplings, gearing, drive components, and conveyor systems under industry leading brands including Browning®, Jaure®, Kop-Flex®, McGill®, Morse®, Rollway®, Sealmaster® and System Plast™. With annual revenues of approximately $600 million, PTS has over 3,000 employees around the world. PTS will become part of Regal’s newly-defined Power Transmission segment.

“PTS is a strong business with an outstanding management team and excellent brand recognition. The business will benefit by joining Regal, who has a proven track record of success in building and growing businesses,” said Emerson Chairman and Chief Executive Officer David N. Farr.

Regal management estimates 2015 accretion between $0.40 and $0.60 per share including purchase accounting adjustments and closing costs, and 2016 accretion between $0.95 and $1.15 per share. Transaction synergies are estimated to be $30 million within a four year period.

The transaction, which is subject to customary closing conditions, is expected to close in the first quarter of 2015. Shareholder approvals are not required to complete the transaction.

Robert W. Baird & Co. served as the exclusive financial advisor to Regal. White & Case LLP served as the legal advisor to Regal.

Investor Call

Regal will hold a conference call at 9:00 AM CST (10:00 AM EST) on Monday, December 15, 2014. Individuals who would like to participate by phone should dial 888-317-6003 and enter 5621628 when prompted. International callers should dial 412-317-6061 and enter 5621628 when prompted. To view the presentation during the call, please follow this link to Regal’s Investors page: http://investors.regalbeloit.com/phoenix.zhtml?c=116222&p=irol-presentations.

To listen to the live audio and view the presentation via the internet, please go to: http://www.videonewswire.com/event.asp?id=101241.

A telephone replay of the call will be available through March 15, 2015, at 877-344-7529, conference ID 10057566. International callers should call 412-317-0088 using the same conference ID. A webcast replay will be available until March 15, 2015, and can be accessed at http://investors.regalbeloit.com/phoenix.zhtml?c=116222&p=irol-calendarPast or at
http://www.videonewswire.com/event.asp?id=101241.

CAUTIONARY STATEMENT

The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words. Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including: uncertainties regarding our ability to execute our restructuring plans within expected costs and timing; increases in our overall debt levels as a result of the PTS acquisition or otherwise and our ability to repay principal and interest on our outstanding debt; actions taken by our competitors and our ability to effectively compete in the increasingly competitive global electric motor, power generation and mechanical motion control industries; our ability to develop new products based on technological innovation and the marketplace acceptance of new and existing products; fluctuations in commodity prices and raw material costs; our dependence on significant customers; issues and costs arising from the integration of acquired companies and businesses such as the PTS acquisition, including the ability to realize anticipated synergies and the timing and impact of purchase accounting adjustments; unanticipated costs or expenses we may incur related to product warranty issues; our dependence on key suppliers and the potential effects of supply disruptions; infringement of our intellectual property by third parties, challenges to our intellectual property, and claims of infringement by us of third party technologies; product liability and other litigation, or the failure of our products to perform as anticipated, particularly in high volume applications; economic changes in global markets where we do business, such as reduced demand for the products we sell, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control; unanticipated liabilities of acquired businesses; cyclical downturns affecting the global market for capital goods; difficulties associated with managing foreign operations; and other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of the Company’s Annual Report on Form 10-K filed on February 26, 2014 and from time to time in our reports filed with U.S. Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this presentation are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world. Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales and service facilities throughout the United States, Canada, Mexico, Europe and Asia. Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

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Corporate Offices
200 State Street • Beloit, WI 53511-6254
608-364-8808 • Fax: 608-364-8818
Website: www.regalbeloit.com